PCS EDVENTURES ANNOUNCES DISCUSSIONS WITH LEGO

           Boise, Idaho - April 27, 2005 - PCS Edventures (OTCBB: PCSV-News) today announced it is currently involved in on-going discussions with LEGO on several issues of mutual interest. Some of those discussions surround North American and International trade.

           "We are pleased to be involved in general business discussions with LEGO, as we have been doing business with them in some form or another for the past 15 years", said Tony Maher PCS chairman, president and CEO. "While I am not at liberty to disclose the specifics of these discussions, any time we can expand a relationship, we think it is wise to do so", he said.

About PCS Edventures!

           PCS Edventures! is the recognized leader in design, development and delivery of project based learning labs to the K-14 market worldwide. It has sold and installed more than 2,500 hands-on, Engineering, Robotics & Science labs at public and private schools, pre-schools, Boys & Girls Clubs, YMCAs, and other after-school programs in all 50 states in the U.S., as well as sites in 12 countries Internationally. The Labs are supported by Edventures! OnLine, which is an Internet-based and accessed program available in multiple languages, through its curriculum, communication, assessment capabilities, and online community features. This site can be accessed from the Labs or from the home. Additional information is at www.edventures.com.


Contact Information:

Financial Contact: Christina M. Vaughn 1.800.429.3110 X 101, cvaughn@pcsedu.com

Investor Contact: Anthony A. Maher 1.800.429.3110 X 102, tmaher@pcsedu.com

Web Site: www.edventures.com